Exhibit 99.1

Callon Petroleum Company Announces Interim Chief Financial Officer

NATCHEZ, Miss., June 22, 2017 -- Callon Petroleum Company (NYSE: CPE) announced today that the Company’s Board of Directors has appointed Correne S. Loeffler as Interim Chief Financial Officer. Ms. Loeffler assumes this role from Joe Gatto, Callon’s Chief Executive Officer and President, and will continue to perform her current duties as the Company’s Treasurer.

Mr. Gatto commented, “We are pleased that Correne has agreed to serve as our interim CFO as we take the opportunity to evaluate an expanded pool of candidates for the permanent position. Correne is a seasoned financial professional with a strong understanding of our business and well-suited to seamlessly transition this role for the Company.”

Ms. Loeffler joined Callon in April 2017 from JPMorgan Securities, LLC where she spent the past ten years in the Corporate Client Banking Group, including her service as Callon’s relationship manager since 2013. Ms. Loeffler graduated from Indiana University with a BA degree and The University of Texas with an MBA.

About Callon Petroleum Company

Callon is an independent energy company focused on the acquisition, development, exploration, and operation of oil and gas properties in the Permian Basin in West Texas.

This news release is posted on the Company’s website at www.callon.com and will be archived there for subsequent review under the “News” link on the top of the homepage.

For further information contact:

Eric Williams

Manager, Investor Relations

1-800-451-1294